UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K/A

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 24, 2015

MICROSTRATEGY INCORPORATED

(Exact name of registrant as specified in its charter)

Delaware	0-24435	51-0323571
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1850 Towers Crescent Plaza Tysons Corner, Virginia	22182
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (703) 848-8600

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

EXPLANATORY NOTE

This Form 8-K/A is being filed as an amendment (“Amendment No. 1”) to the Current Report on Form 8-K filed by MicroStrategy Incorporated (the “Company”) with the U.S. Securities and Exchange Commission (the “SEC”) on July 27, 2015 (the “Original Filing”). The sole purpose of this Amendment No. 1 is to disclose, as required by SEC regulations, the terms of the grant of a stock option to Phong Le in connection with his election as Senior Executive Vice President & Chief Financial Officer of the Company, as contemplated by the Original Filing.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As disclosed in the Original Filing, in connection with Mr. Le’s election as Senior Executive Vice President & Chief Financial Officer of the Company, management agreed to recommend to the Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”) that it grant Mr. Le, following his start date with the Company, an option to purchase 40,000 shares of the Company’s class A common stock (the “Common Stock”) under the Company’s 2013 Stock Incentive Plan, as amended (the “Plan”).

Mr. Le started with the Company on August 24, 2015. On September 8, 2015 (the “Grant Date”), the Compensation Committee granted Mr. Le an option to purchase 40,000 shares of Common Stock under the Plan. This option is based on the form option agreement previously disclosed by the Company (the “Option Agreement”). The option (i) is not intended to qualify as an incentive stock option, (ii) has an exercise price per share equal to $201.25, which was the closing sale price of the Company’s Common Stock as quoted on the NASDAQ Global Select Market on the Grant Date, (iii) expires on the tenth anniversary of the Grant Date, (iv) vests as to 10,000 shares on September 8, 2016, and as to an additional 10,000 shares on each anniversary thereafter until the option is vested in full, unless earlier terminated in accordance with the terms of the Plan or the Option Agreement, (v) provides for automatic vesting in full upon a change in control event (as defined in the Option Agreement), and (vi) is otherwise subject to such other terms and conditions as are set forth in the Option Agreement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 14, 2015	MicroStrategy Incorporated
(Registrant)

	By:	/s/ Jonathan F. Klein
	Name:	Jonathan F. Klein
	Title:	President & Chief Legal Officer